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                                                              EXHIBIT 10(aa)
                                                              Form 10-K for 1995
                                                              File No. 1-11237




                            AT&T CAPITAL CORPORATION
                         COMPENSATION LIMIT EXCESS PLAN



                      1. Purpose. The Plan is designed to provide additional benefits to certain Members of the Company whose compensation is in excess of the limitations imposed by Section 401(a)(17) of the Code, and who otherwise would not be able to receive benefits under the retirement program of the Company which are based on their total compensation.

                      2. Definitions. The following words and phrases as used herein shall have the following meanings:

                      (a)     "Account" shall have the meaning set forth in
        Section  6(a).

                      (b) "Administrative Committee" means the committee described in Section 10.

                      (c)     "AT&T" means AT&T Corp.

                      (d)     "AT&T Capital" means AT&T Capital Corporation.



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                      (e)     "Board" means the Board of Directors of AT&T
        Capital.

                      (f) "Break in Service" means a continuous period of at least 12 consecutive months during which a Member is not employed by an Employer. In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a Break in Service. An absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual, (ii) by reason of the birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by the individual, or (iv) for purposes of caring for such child for a period immediately following such birth or placement.

                      (g) "Code" means the Internal Revenue Code of 1986, as amended.

                      (h) "Committee" means the Compensation Committee of the Board.


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                      (i)     "Company" means AT&T Capital and its subsidiaries.

                      (j) "Compensation" means cash compensation, as defined in the RSP, from the Company.

                      (k) "Date of Termination" means the date on which a Participant leaves the employ of the Company.

                      (l) "Determination Year" shall have the meaning set forth in Section 3(b).

                      (m) "Employer" means any corporation which is included in a controlled group of corporations which includes the Company, any trade or business (whether or not incorporated) which is under common control with the Company, and any organization (whether or not incorporated) included in the same affiliated service group as the Company, and any other entity required to be aggregated with the Company, pursuant to Code Sections 414(b), (c), (m), and (o) respectively.

                      (n) "Excess Compensation" means Compensation in excess of the limitations imposed by Section 401(a)(17) of the Code.


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                      (o)     "Excess Deferral" shall have the meaning set forth
        in Section 4(b).

                      (p) "Fiscal Year" means the 12-month period ending on the last day of February. For example, the 1995 Fiscal Year means the period beginning on March 1, 1994 and ending on February 28, 1995.

                      (q) "Hour of Service" means each hour for which a Member is paid or entitled to payment for the performance of duties for the Employer.

                      (r)     "Interest" shall have the meaning set forth in
        Section 6(a).

                      (s) "Matching Contribution" shall have the meaning set forth in Section 4(b).

                      (t) "Member" means any individual employed by an Employer and any individual treated as an employee of the Employer under Code
        Section 414(n).

                      (u) "Participant" means a Member of the Company who has at any time met the requirements of Section 3.

                      (v) "Participation Year" shall have the meaning set forth in Section 3(a).


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                      (w)     "Plan" means this AT&T Capital Corporation
        Compensation Limit Excess Plan.

                      (x)     "Plan Administrator" means AT&T Capital.

                      (y) "Recordkeeper" means Merrill Lynch Group Employee Services.

                      (z) "RSP" means the AT&T Capital Corporation Retirement and Savings Plan.

               (aa) "Spouse" means any person who is legally recognized under applicable law as the spouse of a participant, provided that such person has been the participant's spouse for the continuous one-year period ending on the earlier of the Participant's (i) benefit commencement date, or (ii) date of death.

                      (ab) "Vested Account" shall have the meaning set forth in Section 5.

                      (ac) "Year of Service" means the completion of 12 consecutive months of service. For purposes of determining a Year of Service, a Member shall receive credit for the aggregate of all time periods commencing with the Member's first day of employment or reemployment and ending on the date a Break in Service

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         begins, and shall include service with the following: (A) the Company
         (including service at Encore International, Inc., Eaton Financial Corporation, United States Leasing International, Inc., and U.S. Instrument Rental prior to their acquisition by the Company), (B) AT&T, or any other entity while it was considered as a single employer with AT&T under Code Sections 414(b), (c), (m), or (o), before 1994, (C) AT&T Global Information Solutions Company before it was acquired by AT&T, and (D) any Employer after 1993. The first day of employment or reemployment is the first day the Member performs an Hour of Service for the Employer.

                      3.      Eligibility to Participate.

                      (a) Uniform Points Participant. A Member shall become a "Uniform Points Participant", and shall be entitled to receive an "Excess UPA Contribution" for any calendar year (a "Participation Year") in which such Member (i) is eligible to receive a uniform points contribution under the RSP, and (ii) has Excess



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         Compensation during the Fiscal Year ending in such Participation Year.

                      (b) Matching Participant. A Member shall become a "Matching Participant", and shall be entitled to make Excess Deferrals and receive Matching Contributions in respect of any calendar year (a "Determination Year") in which such Member (i) is eligible to contribute to the RSP, (ii) has Excess Compensation, and (iii) had Excess Compensation during the calendar year immediately preceding such Determination Year.

                      4.      Determination of Benefits.

                      (a) Excess UPA Contributions. A Uniform Points Participant shall be eligible to receive a Company Uniform Points Allocation Contribution (an "Excess UPA") for any Participation Year in an amount equal to the product of (i) the Uniform Points Participant's uniform points percentage under the RSP for such Participation Year, and (ii) the Uniform Points Participant's Excess Compensation for the Fiscal Year ending in such Participation Year.


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                       (b) Excess Deferrals and Matching Contributions. In any
         Determination Year, a Matching Participant may elect (on a form provided by the Plan Administrator for this purpose) to defer a portion of his Excess Compensation received during such Determination Year (an "Excess Deferral"). The amount of the Excess Deferral for any Determination Year shall be an integral percentage of such Excess Compensation, provided that the amount is no less than one (1%) percent and no more than six (6%) percent of such Excess Compensation. For any Determination Year in which a Matching Participant makes an Excess Deferral, the Company shall also contribute to the Account of the Participant an amount (a "Matching Contribution") equal to 66-2/3 cents for every dollar of such Excess Deferral.

                      5. Vesting. Participant shall be entitled to receive a distribution of the vested value of his Account ("Vested Account") as set forth in Section 6 above. If a Participant leaves the employ of the Company before he


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becomes fully vested, such Participant will forfeit the value of the non-vested portion of his Account.

                      (a) Excess Deferrals. A Participant is at all times 100% vested in the value of a Participant's Excess Deferrals (and related Interest).

                      (b) Matching Contributions. Every Participant who was a Member of the Company as of December 31, 1993 shall be 100% vested at all times in the value of the Matching Contributions (and related Interest) credited to his Account. Every other Participant shall become 100% vested in the value of the Matching Contributions (and related Interest) credited to his Account as follows:

                       (1) If the Participant became a Member of the Company before July 1 of the year in which he became a Member, then he shall be 100% vested on December 31 of such year (provided he is a Member on such date);

                       (2) If the Participant became a Member of the Company on or after July 1 of the year in which he became a Member, he



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         shall be 100% vested on December 31 of the following year, (provided that he is a Member on such date).

                       (c) Excess UPAs. Every Participant shall become vested in the value of the Excess UPAs (and related Interest) credited to his Account as follows:

                       (1) If the Participant became a Member of the Company before July 1 of the year in which he became a Member, then he shall be 20% vested on December 31 of such year (provided he is a Member on such date);

                       (2) If the Participant became a Member of the Company on or after July 1 of the year in which he became a Member, he shall be 20% vested on December 31 of the following year, (provided that he is a Member on such date);

                       (3) Thereafter, the Participant shall become vested in an additional 20% on the December 31 following the completion of each additional Year of Service.


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                       (d) Special Events. Notwithstanding paragraphs (a), (b),
         and (c) of this Section 5, a Participant shall become 100% vested in the value of his Account if the Plan is terminated, if there is a partial termination affecting such Participant, or if the Company permanently ceases contributions to the Plan, or upon a Change in Control of the Company as defined in the RSP.

                      6.      Payment of Benefits.

                      (a) Establishment of Account. The Recordkeeper shall establish an notional account on the books of the Company (the "Account") for each Participant under the Plan, and shall value each Account, in U.S. dollars, on a daily basis. All Excess UPAs, Excess Deferrals, and Matching Contributions made under the Plan shall be credited to the Participant's Account. Each Account shall be credited by the Administrative


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         Committee with interest at a rate equal to the rate of return on investments in the Merrill Lynch Government Fund, or any similar fund as determined by the Administrative Committee ("Interest"); provided, however, that upon a Participant's payment commencement date, Interest shall be fixed during any installment payment period.

                     (b) Method of Payment. The value of the Participant's Vested Account shall be paid in cash to the Participant in 60 equal monthly installments, commencing on the first day of the month following the later of (i) the date on which the Participant attains age 65, and
        (ii) the Participant's Date of Termination. Notwithstanding the previous sentence, AT&T Capital may, in its sole discretion, distribute the value of a Participant's Vested Account in any form available under the RSP. In addition, if a Participant's Date of Termination precedes the date on which the Participant attains age 65, AT&T Capital may, in its sole discretion, commence distribution of the value of such Participant's Vested Account as of the first day of any month after the Participant's Date of Termination.

                      7.      Death Benefits.  Notwithstanding the provisions of
Section 5, a Participant who dies while employed by the Company shall become automatically 100%



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vested in the value of his Account. If a Participant dies before he has received the full value of his Vested Account, the balance of the Vested Account shall be paid in cash in a single lump sum payment to the Participant's Spouse, or if the Participant does not have a Spouse, to the Participant's beneficiary under the RSP.

                       8. Source of Payments. The benefits provided under the Plan shall be paid by the Company from a grantor trust established by the Company for the purpose of paying the benefits under the Plan, at the time and in the manner provided herein. To the extent that there are insufficient assets in such trust to pay benefits under the Plan, then the Company shall pay the benefits out of the general assets of the Company.

                       9. Nontransferability of Benefits. Benefits payable under the Plan shall not be subject to any manner of assignment, pledge, alienation or anticipation by a Participant, Spouse, or any other beneficiary.

                      10. Administration. Except where powers are specifically conferred in the Board or the Committee in the Plan, the Plan shall be administered on behalf of the Plan



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Administrator by the Administrative Committee. The Administrative Committee may
from time to time establish rules for the administration of the Plan that are consistent with the intent and purposes of the Plan, and which will aid in the prompt and efficient administration of the Plan. The Administrative Committee shall have complete discretionary authority to determine conclusively for all parties, and in accordance with the terms of the documents or instruments governing the Plan, any and all questions arising from administration of the Plan and interpretation of all plan provisions, determination of all questions relating to participation of eligible members and eligibility for benefits, determination of all relevant facts, the amount and type of benefits payable to any participant, and construction of all terms of the Plan. To the extent permitted by law, the Plan Administrator, the Administrative Committee and all agents and representatives of either of the foregoing shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct (not taken in bad faith) relating to the administration of the Plan.

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                      11. Amendment and Termination. The Committee reserves the
right to modify, suspend, change, amend or terminate the Plan at any time. Subject to Section 5 with respect to Vested Accounts, AT&T Capital does not guarantee the continuation of any benefits during employment, nor does it guarantee any specific level of benefits. Nothing in the Plan shall interfere with or limit in any way the right of AT&T Capital to terminate any Participant's employment at any time, or confer upon any Participant any right to continue in the employ of the Company.

                      12. Withholding. The Company shall have the right to deduct from any payment under the Plan any amount required to satisfy its obligation to withhold federal, state and local taxes.

                      13. Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of New Jersey.

                      14. Effective Date. The Plan shall be effective as of January 1, 1995.

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